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EXHIBIT 24.1

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Midwest Federal Financial Corp.:

     We consent to incorporation by reference in the subject registration statement on Form S-8 filed July 1992 and Form S-3 filed March 6, 1997, of our report dated January 24, 1997, relating to the consolidated statement of financial condition of Midwest Federal Financial Corp. and subsidiary as of December 31, 1996, and the related consolidated statements of income, shareholders' equity and cash flows for the year ended December 31, 1996, which report appears in the December 31, 1996, annual report on Form 10-KSB of Midwest Federal Financial Corp.

                                          McGladrey & Pullen, LLP

Madison, Wisconsin
March 20, 1997

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